Exhibit (10)(a)

                              AMENDED AND RESTATED
                                DISTRIBUTION PLAN
                             PURSUANT TO RULE 12b-1
                                       OF
                       REGIONS MORGAN KEEGAN SELECT FUNDS
                                       FOR
                                CLASS A SHARES OF
             REGIONS MORGAN KEEGAN SELECT LEADER GROWTH EQUITY FUND
           REGIONS MORGAN KEEGAN SELECT LEADER GROWTH AND INCOME FUND
                REGIONS MORGAN KEEGAN SELECT LEADER BALANCED FUND
            REGIONS MORGAN KEEGAN SELECT LEADER TAX-EXEMPT BOND FUND
           REGIONS MORGAN KEEGAN SELECT LEADER INTERMEDIATE BOND FUND
        REGIONS MORGAN KEEGAN SELECT LEADER TAX-EXEMPT MONEY MARKET FUND
              REGIONS MORGAN KEEGAN SELECT LEADER MONEY MARKET FUND


      WHEREAS, Regions Morgan Keegan Select Funds (the "Trust") is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended ("1940 Act") and has distinct series of shares of common stock; and

      WHEREAS, the Trust desires to adopt a plan of distribution ("Plan") pursuant to Rule 12b-1 under the 1940 Act with respect to the Class A shares of the above-referenced funds (each, a "Fund" and collectively, the "Funds"); and

      WHEREAS, the Trust has entered into an Underwriting Agreement with Morgan Keegan & Company, Inc. ("Morgan Keegan") pursuant to which Morgan Keegan has agreed to serve as Distributor of the Class A shares of each Fund of the Trust;

      NOW THEREFORE, the Trust hereby adopts this Plan with respect to the Class A shares of each Fund in accordance with Rule 12b-1 under the 1940 Act.

      1. A. The following Funds of the Trust are authorized to pay to Morgan Keegan, as compensation for Morgan Keegan's services as Distributor of the Funds' Class A shares, distribution fees at the following percentages (on an annualized basis) of the average daily net assets of the Funds' Class A shares:

                Regions  Morgan  Keegan  Select LEADER     0.25%
                Growth Equity Fund

                Regions  Morgan Keegan Select LEADER       0.25%
                Growth & Income Fund

                Regions Morgan Keegan Select LEADER        0.25%
                Balanced Fund

                Regions Morgan Keegan Select LEADER        0.25%
                Tax-Exempt Bond Fund

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                Regions Morgan Keegan Select LEADER        0.25%
                Intermediate Bond Fund

                Regions Morgan Keegan Select LEADER        0.25%
                Tax-Exempt Money Market Fund

                Regions Morgan Keegan Select LEADER        0.25%
                Money Market Fund


Such fees shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Trustees of the Trust (the "Board") shall determine.

                B. Any series hereafter established is authorized to pay to Morgan Keegan, as compensation for Morgan Keegan's services as Distributor of the Funds' Class A shares, distribution fees in the amounts to be agreed upon in a written distribution fee addendum to this Plan ("Distribution Fee Addendum") executed by the Trust on behalf of such series. All such Distribution Fee Addenda shall provide that they are subject to all terms and conditions of this Plan.

                C. The distribution fees payable hereunder are payable without regard to the aggregate amount that may be paid over the years, provided that, so long as the limitations set forth in Article III, Section 26(d) of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. ("NASD") remain in effect and apply to distributors or dealers in the Fund's shares, the amounts paid hereunder shall not exceed those limitations, including permissible interest.

                D. Any Fund may pay a distribution fee to Morgan Keegan at a lesser rate than the fees specified above, as agreed upon by the Board and Morgan Keegan and as approved in the manner specified in Paragraph 8 of this Plan.

           2. Morgan Keegan may spend the fees it receives pursuant to paragraph 1 of this Plan and/or its other resources on any activities or expenses primarily intended to result in the sale of the Trust's shares or the servicing and maintenance of shareholder accounts, including but not limited to, compensation to investment executives or other employees of Morgan Keegan, and independent dealers; compensation to and expenses, including overhead and telephone expenses, of employees who engage in or support distribution of shares or who service shareholder accounts; printing of prospectuses, statements of additional information and reports for other than existing shareholders; and preparation, printing and distribution of sales literature and advertising materials. The amount of the fees payable by the Trust to Morgan Keegan under paragraph 1 hereof is not related directly to expenses incurred by Morgan Keegan in serving as Distributor, and this paragraph 2 neither obligates the Trust to reimburse Morgan Keegan for such expenses nor obligates Morgan Keegan to incur shareholder servicing expenses equal to or in excess of the fees it receives.

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           3.   This  Plan  shall  not take  effect with respect to  the Class A shares of any Fund until it has been approved, together with any related agreements, by votes of a majority of both (a) the Board and (b) those trustees of the Trust who are not "interested persons" of the Trust, as defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements; and until the trustees who approve the Plan with respect to such Funds' Class A shares have, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and (b) of the 1940 Act, concluded that there is a reasonable likelihood that the Plan will benefit the Trust and the Funds' shareholders.

           4. This Plan shall continue in effect for a period of one year from the date of execution of this Plan and shall continue in full force and effect thereafter for successive periods of up to one year, for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

           5. Any person authorized to direct the disposition of monies paid or payable by any Fund pursuant to this Plan or any related agreement shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. Morgan Keegan shall submit only information regarding amounts expended for "service activities," as defined in paragraph 6, to the Board in support of the service fee payable hereunder.

           6. For purposes of this Plan, "distribution activities" shall mean any activities in connection with Morgan Keegan's performance of its obligations under the Underwriting Agreement that are not deemed "service activities." As used herein, "distribution activities" also includes sub-accounting or recordkeeping services provided by an entity if the entity is compensated, directly or indirectly, by a Fund or Morgan Keegan for such services. Such entity may also be paid a service fee if it provides appropriate services. Nothing in the foregoing is intended to or shall cause there to be any implication that compensation for such services must be made only pursuant to a plan of distribution under Rule 12b-1. "Service activities" shall mean activities covered by the definition of "service fee" contained in amendments to
Article III, Section 26(d) of the NASD's Rules of Fair Practice that became effective July 7, 1993, including the provision by Morgan Keegan of personal, continuing services to investors in the Fund's shares. Overhead and other expenses of Morgan Keegan related to its "distribution activities" or "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such distribution or service activities, respectively.

           7. This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees or by vote of a majority of the "outstanding voting securities" (as defined in the 1940 Act). The fees set forth in paragraph 1 hereof will be paid by the Trust to Morgan Keegan unless and until either the Plan or Underwriting Agreement is terminated or not renewed. If either the Plan or Underwriting Agreement is terminated or not renewed, expenses incurred by Morgan Keegan in connection with providing services thereunder in excess of the fees specified in paragraph 1 hereof which Morgan Keegan has received or accrued through the termination date are the sole responsibility and liability of Morgan Keegan, and are not obligations of the Trust.

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           8.   This Plan may not be amended with respect to the Class A  shares of any Fund to increase materially the amount of service fees provided for in paragraph 1 hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities of the Class A shares of any Fund, and no material amendment to the Plan shall be made with respect to the Class A shares of any Fund unless such amendment is approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

           9. While this Plan is in effect, the selection and nomination of trustees of the Trust who are not interested persons of the Trust, as defined in the 1940 Act, shall be committed to the discretion of the trustees who are themselves not interested persons of the Trust, as defined in the 1940 Act.

           10. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

           11. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Plan have been authorized by the Board, and this Plan has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Declaration of Trust.

      IN WITNESS WHEREOF, the Trust has executed this Plan as of the day and year set forth below:

Date: September 1, 2005             REGIONS MORGAN KEEGAN SELECT FUNDS




                                       By:    /s/ Charles D. Maxwell
                                              -----------------------------
                                              Name: Charles D. Maxwell
                                              Title:  Secretary and Treasurer

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